                                                                   EXHIBIT 10(M)

                         SETTLEMENT AND NONCOMPETITION
                                   AGREEMENT

          THIS SETTLEMENT AND NONCOMPETITION AGREEMENT (the "Agreement") made and entered into this 1st day of July 1997, by and between BB&T CORPORATION, a North Carolina corporation with its principal office at Winston-Salem, North Carolina ("BB&T"), and E. RHONE SASSER, an individual residing in Whiteville, North Carolina ("Sasser").

                               R E C I T A L S:
                               - - - - - - - -

          Sasser has been employed by United Carolina Bancshares Corporation ("UCB") as its Chairman of the Board of Directors and Chief Executive Officer pursuant to an Employment Agreement entered into by Sasser and UCB dated as of January 18, 1995 (the "UCB Employment Agreement"). As of November 1, 1996, BB&T and UCB entered into an Agreement and Plan of Reorganization (later modified as of the same date in an Amended and Restated Agreement and Plan of Reorganization, and referred to herein as the "Reorganization Agreement"), pursuant to which UCB has been merged with and into BB&T (the "Merger"). The parties hereto acknowledge that the UCB Employment Agreement constitutes a legally enforceable agreement by Sasser, that Sasser has complied with his obligations thereunder in all material respects, and that Sasser is willing and able to continue to perform his obligations thereunder, BB&T, as successor to UCB, desires to terminate the UCB Employment Agreement and Sasser's employment by BB&T and to enter into this Agreement in full settlement of the UCB Employment Agreement. BB&T and Sasser acknowledge that this Agreement has been negotiated at arms-length, that both parties hold equal bargaining positions, and that each has relied on the advice of experienced counsel in negotiating the terms and provisions of this Agreement.

          BB&T also recognizes that Sasser has broad experience in the banking business and close relations with many of UCB's major customers, has close relations with key employees of UCB, and has extensive knowledge of UCB trade secrets and other proprietary information, and BB&T thus believes that Sasser could substantially damage the business of BB&T were he to compete with BB&T or attempt to solicit away customers or employees of BB&T.

          Sasser, in consideration of the payments in Article I and the benefits provided in Article II, agrees that the UCB Employment Agreement shall be and hereby is terminated in its entirety effective on the date hereof, and acknowledges and agrees that he has no further rights or entitlements thereunder.

          NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BB&T and Sasser covenant and agree as follows:

                                   ARTICLE I

                                 COMPENSATION
                                 ------------

1.01.  Annual Compensation.
       -------------------

          (a)  Payments to Sasser.
               ------------------

               Commencing on the date hereof and continuing through the earlier of (i) attainment by Sasser of his sixty-fifth birthday, or (ii) Sasser's death, BB&T shall pay to Sasser $769,392 per annum, as adjusted as provided in Section 1.01(d) (such amount as adjusted is referred to herein as the "Base Amount"). The payments made pursuant to this Section 1.01 are in addition to the benefits provided in Article II. One-twelfth of the Base Amount shall be paid for each calendar month in accordance with the normal payroll practices of BB&T on the date set from time to time for payment of monthly salary to BB&T senior executives (the "Payment Date"). If Sasser shall survive to the date of his sixty-fifth birthday (the "Determination Date"), he shall receive for the remainder of his lifetime monthly amounts (payable on the Payment Date each month) of seventy percent of the highest monthly Base Amount paid to him during the twelve calendar months preceding the Determination Date, reduced as provided in Section 1.02.

          (b)  Payments following Death of Sasser.
               ----------------------------------

               If Sasser's death occurs before the Determination Date, BB&T shall pay through and including the Determination Date, to Sasser's current spouse, Dorothy F. Sasser ("Current Spouse"), if she survives him and was married to Sasser at the date of his death, or if not, in equal portions to Saaser's two sons, Edward Craig Sasser and Douglas Bryon Sasser, if they both survive him, or if they do not both survive him, to Sasser's estate (the foregoing to be referred to hereinafter, as appropriate, as "Sasser's Beneficiary") a monthly death benefit equal to one-twelfth of the Base Amount, including continuing adjustments as provided in Section 1.01(d). The monthly payment for each calendar month shall be made on the Payment Date for the month. Upon the occurrence of the Determination Date (if Sasser's death occurs before the Determination Date), or upon Sasser's death if he dies following the Determination Date, BB&T shall pay to his Current Spouse, if she is then living and was married to Sasser at the date of his death, a monthly death benefit for her life, payable on the Payment Date each month, equal to thirty-five percent of the highest monthly Base Amount paid by BB&T to Sasser or Sasser's Beneficiary during the twelve-month period immediately preceding the Determination Date, reduced as provided in Section 1.02. No payments shall be made under this Section 1.01(b) following the Determination Date if Sasser dies prior to the Determination Date and his Current Spouse either is not married to him on the date of his death or does not survive beyond the Determination Date, or following Sasser's death if Sasser dies following the Determination Date and his Current Spouse is not married to him on the date of his death.

          (c)  Partial Month.
               -------------

               If any payment pursuant to 1.01(a) or (b) commences on a day other than the first day of a calendar month, or ceases on a day other than the last day of a calendar month, the monthly amount payable for such partial month shall equal the amount payable for a full month multiplied by a fraction, the numerator of which is the number of days in the month during the period for which the payment is to be made, and the denominator of which is the number of days in the month.

        (d)   CPI Adjustment
              --------------

              The Base Amount shall be automatically increased as of each year (commencing on July 1, 1998 and ending with July 1 next preceding the Determination Date) to reflect increases in the cost of living (as hereinafter described). The amount of any annual automatic cost of living increase in the Base Amount shall be determined by multiplying the most recent Base Amount by a fraction, the numerator of which shall be the Consumer Price Index (the "CPI") [All Urban Consumers, South Region Average (1982-84 = 100); All Items, Bureau of Labor Statistics of The United States Department of Labor], for the month of May preceding the July 1 of the current calendar year, and the denominator of which shall be the CPI for May of the calendar year preceding the current year. If the quotient obtained in the foregoing fraction shall be less than one, the Base Amount shall not be adjusted for the current year (and, for the purpose of determining the CPI adjustment, if any, for future years, the denominator of the above fraction shall be the CPI for May of the calendar year in which a CPI adjustment was last made to the Base Amount). In the event (i) the CPI ceases to use the 1982-84 average of 100 as the base of calculation, or (ii) a substantial change is made in the quality or quantity of the items utilized in determining the CPI, or (iii) the publishing of the CPI shall be discontinued for any reason, the parties hereto shall thereafter accept and use such other index or comparable statistics to measure the cost of living as shall be mutually agreeable to BB&T and Sasser or Sasser's Beneficiary.

        (e)   Parachute Payment Adjustment.
              ----------------------------

              In the event that any amount required to be paid or distributed to Sasser pursuant to this Agreement shall constitute a parachute within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the "Code"), and the aggregate of such parachute payments and any other amounts otherwise required to be paid or distributed to Sasser by BB&T shall cause Sasser to be subject to the excise tax on excess parachute payments under Section 4999 of the Code (the "Excise Tax"), BB&T shall pay to Sasser an additional amount (the "Gross-Up Payment") such that the net amount Sasser shall receive after the payment of any Excise Tax shall equal the amount which he would have received if the Excise Tax had not been imposed. The Gross-Up Payment shall be determined by BB&T's regular independent auditors and shall equal the sum of the following:

        (i) The rate of the Excise Tax multiplied by the amount of the excess parachute payments;

        (ii) Any federal income tax, social security tax, unemployment tax or Excise Tax imposed upon Sasser as a result of the Gross-Up Payment required to be made under this paragraph (e); and

        (iii) Any state income or other tax imposed upon Sasser as a result of the Gross-Up Payment required to be made under this paragraph (e).

        For purposes of determining the amount of the Gross-Up Payment, Sasser shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation for individuals in the calendar year in which the Excise Tax is required to be paid. In addition, Sasser shall be deemed to pay state income taxes at a rate determined in accordance with the following formula:

                ( l - (highest marginal rate of federal income taxation for individuals)) X (highest marginal rate of North Carolina income taxes for individuals in the calendar year in which the Excise Tax is required to be paid).

The Gross-Up Payment shall be made on or before the date that Sasser is required to pay the Excise Tax; provided, that if the amount of such Payment cannot be finally determined on or before such date, BB&T shall pay to Sasser on such date an estimate, as determined in good faith by BB&T's regular independent auditors, of the minimum amount of such payment and shall pay the remainder of such payment (together with interest at the rate provided under Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but no later than the thirtieth day after the date Sasser becomes subject to the payment of the Excise Tax. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, Sasser shall repay to BB&T at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax, federal and state taxes imposed on the Gross-Up Payment being repaid by Sasser, if such repayment results in a reduction in Excise Tax and/or a federal or state tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), BB&T shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

1.02.   Other Payments.
        --------------

                The payments due after the Determination Date to Sasser or his Current Spouse under Section 1.01 shall be reduced by the sum of the following amounts:

                (a)     BB&T Pension Plan.
                        -----------------

                        The amount actually paid each month to Sasser (and to his Current Spouse, if applicable) under the BB&T Pension Plan (which plan shall succeed by plan merger to the assets and liabilities under the UCB defined benefit pension plan), based on the payment option applicable with respect to Sasser under the BB&T Pension Plan.

                (b)     Benefit Equivalency Plan.
                        ------------------------

                        The amount actually paid each month to Sasser (and to his Current Spouse, if applicable) under the UCB Benefit Equivalency Plan, based on the payment option applicable with respect to Sasser under such Plan.

1.03.   Liquidated Damages.
        ------------------

                The amounts payable pursuant to this Article I and the life insurance coverages and other benefits provided in Article II are payable to or for the benefit of Sasser as liquidated damages for settlement of the UCB Employment Agreement, as well as compensation for the covenants in Article III.

                                  ARTICLE II

                              ADDITIONAL BENEFITS

          In order to protect Sasser against the loss of certain rights and benefits to which he is entitled under the UCB Employment Agreement, and to provide certain additional benefits, BB&T hereby agrees to the following:

2.01. Life Insurance.
      --------------

          BB&T shall maintain Sasser's split-dollar life insurance policies and shall provide additional life insurance, as follows:

          (a)  Split-Dollar Life Insurance.
               ---------------------------

          BB&T shall continue to pay through the earlier of the Determination Date or Sasser's death the employer's portion of the premiums on the UCB split-dollar insurance policies on Sasser's life. Sasser or his designee shall continue to own the policies subject to BB&T's interest therein.

          (b)  Life Insurance.
               --------------

          BB&T has acquired and shall maintain one or more life insurance policies with an insurer reasonably acceptable to Sasser with an aggregate death benefit of $1,000,000 on Sasser's life, payable to one or more beneficiaries designated from time to time by Sasser. BB&T shall pay the premium payments for such policies until the date of Sasser's death.

2.02. Medical Insurance.
      -----------------

          BB&T shall provide medical benefits coverage to Sasser, including dependent coverage for his Current Spouse (if she shall remain married to Sasser), at the same level as provided by BB&T to participants under the BB&T Corporation Retiree Health Care Plan (the "BB&T Plan") for the period beginning on the date hereof and ending on the date of death of Sasser or, if later, the date of death of his Current Spouse if she shall be married to him at the date of his death; provided, however, that in on event will the level of such benefits be less than that provided under UCB's retiree health plan in effect immediately prior to the effective time of the Merger. Sasser (or, if coverage extends beyond Sasser's death, his Current Spouse) shall be responsible for that percentage of the cost of his coverage (and that of his dependent spouse) under the BB&T Plan which is paid by other similarly situated participants under the BB&T plan.

2.03. Other Benefits.
      --------------

         In addition to the benefits provided in Section 2.02, Sasser shall be entitled to participate in the benefit plans or arrangements under the BB&T Corporation Flexible Compensation Program (the "BB&T Flexible Benefits Plan"), if and to the extent he is eligible to participate in accordance with the terms and provisions of the BB&T Flexible Benefits Plan. Sasser shall be responsible for that portion of the cost of his coverage under the BB&T Flexible Benefits Plan which is paid by other similarly situated participants under the BB&T Plan. If Sasser is not eligible to participate in accordance with the terms and conditions of the BB&T Flexible Benefits Plan, BB&T shall, if Sasser so requests, provide similar coverage outside such plan at a level not less than that provided under UCB's flexible benefits plan in effect immediately prior to the effective time of the Merger, and Sasser will pay an amount towards such alternate coverage as he would have paid had he been eligible to participate in the BB&T Flexible Benefits Plan.

2.04 Long Term Incentive Plan.
     ------------------------

          In accordance with the UCB Long Term Incentive Plan, immediately prior to the effective time of the Merger, the dollar amount of Sasser's accrued benefits under such plan were converted to shares of UCB common stock based on the average of the closing price of such stock over the 20 trading days immediately preceding the Merger. Such UCB shares were converted to shares of BB&T common stock in the Merger, based on the Exchange Ratio (as defined in the Reorganization Agreement). Such shares of BB&T common stock shall be distributed to Sasser in a single lump sum on the date hereof.

2.05 Stock Options.
     -------------

          Any Stock Options (as defined in the Reorganization Agreement) issued pursuant to the Stock Option Plan (as defined in the Reorganization Agreement) in which Sasser is vested as of the date hereof shall be converted to options to acquire shares of common stock of BB&T pursuant to Section 2.10 of the Reorganization Agreement. Such Stock Options as so converted shall be subject to and governed by the terms of the Stock Option Plan as defined in the Reorganization Agreement.

                                  ARTICLE III


                      NONCOMPETITION AND CONFIDENTIALITY

3.01 Background for Covenants.
     ------------------------

          Sasser has been an employee of UCB for approximately 29 years, of which 14 years have been as Chairman of the Board of Directors, Chief Executive Officer or in other senior executive positions. During his tenure with UCB, Sasser has established close personal relationships with many of UCB's largest and most significant customers. In addition, he has established close personal relationships with many of UCB's key employees at all levels within the organization, many of whom will be important to BB&T in the transition period following the merger of UCB into BB&T and in conducting the former business of UCB on an on-going basis. Sasser and BB&T recognize and acknowledge that Sasser could cause serious harm to the business formerly conducted by UCB (and now to be conducted by BB&T) if he were to compete with BB&T in its market area or if he were to attempt to entice key employees of UCB (now employees of BB&T) to terminate their employment with BB&T. The parties further acknowledge that the terms and provisions of this Article III have been negotiated at arms-length, that both parties hold equal bargaining positions, that each party has relied on the advice of experienced legal counsel in negotiating the terms and provisions of this Article III, and that each party intends to be legally bound by these terms and provisions.

3.02.   Noncompetition and Nonsolicitation Covenants.
        --------------------------------------------

                Following the date of this Agreement, Sasser shall not directly or indirectly, (i) anywhere in the states of North Carolina, South Carolina and Virginia and in any county outside such states contiguous to one or more of such states, either as a principal, agent, employee, employer, stockholder, owner, member, proprietor, partner or in any other individual or representative capacity whatsoever, engage in the banking and financial services business, which includes consumer, savings and commercial banking and the insurance and trust businesses, or the savings and loan or mortgage banking business, or any other business in which BB&T is engaged at this time; (ii) solicit or assist any other person in soliciting, any depositors or customers of BB&T (including without limitation any former depositors or customers of UCB) to become depositors or customers of any other institution; or (iii) induce any employee of BB&T (including without limitation any former employee of UCB) to terminate his or her employment with BB&T; provided, that nothing contained in part (i) of this Section 3.02 shall be deemed to limit Sasser's right to invest in a business similar to BB&T's business if such investment is limited to less than one percent of the capital stock or other securities of any corporation or similar organization with stock or securities publicly owned or regularly traded on any public exchange or market. This Section 3.02 shall apply for a period of ten years from the date hereof.

3.03.   Proprietary and Confidential Information.
        ----------------------------------------

                Sasser acknowledges that during his employment with UCB he learned a substantial amount of information which is now proprietary and confidential to BB&T. Such proprietary and confidential information includes, but is not limited to, UCB's business, marketing, customer development, strategic planning and expansion plans, methods of doing business, trade secrets and similar information as related to the business formerly conducted by UCB. Sasser acknowledges that BB&T would be damaged if such proprietary and confidential information were made available to BB&T's competitors. Sasser agrees that, except as required by law, he shall not at any time divulge to any person, agency, institution, company or other entity any information which he knows or has reason to believe is proprietary or confidential to BB&T. Sasser agrees that his duties and obligations under this Section 3.03 shall continue for as long as such information remains proprietary or confidential to BB&T.

3.04.  Breach of Obligations.
       ---------------------

                Payments and benefits due Sasser under Article I (other than under Section 1.01(e)) shall be discontinued in the event Sasser breaches the provisions of Section 3.02 or 3.03; provided that Sasser has received written notice from BB&T of such breach and such breach remains uncured thirty days after the delivery of such notice. If there is a disagreement between the parties as to whether Sasser has breached Section 3.02 or 3.03, then after the above thirty-day period, if such breach remains uncured in BB&T's opinion, BB&T may suspend payments and benefits to Sasser until such time as BB&T and Sasser shall agree as to BB&T's right to discontinue payments and benefits or until there is a final determination of the issue. In the event such determination results in a continuation of payments and benefits to Sasser, BB&T shall pay any suspended payments in a lump sum, together with interest at the rate provided under Section 1274(b)(2)(B) of the Code from the date of suspension, and shall resume regular payments and benefits in accordance with Article I.

3.05    Reasonableness of Restrictions.
        ------------------------------

              BB&T and Sasser acknowledge and agree that this Agreement, including without limitation the noncompetition provisions of Section 3.02 and the nondisclosure provisions of Section 3.03, does not unduly or unfairly curtail Sasser's ability to support himself and his family due to Sasser's financial resources, extensive business experience and expertise, and ability to engage in banking and related businesses outside of North Carolina, South Carolina and Virginia. BB&T and Sasser further acknowledge and agree that the protections to BB&T in this Article III are reasonable and necessary in relation to the need of BB&T to protect its business.

                                  ARTICLE IV

                           AMENDMENT OR TERMINATION

              BB&T may, with the prior written consent of Sasser or Sasser's Beneficiary following his death, modify, alter, amend or terminate this Agreement, in whole or in part at any time. An amendment may be made retroactively if it is necessary to make this Agreement conform to applicable law or if agreeable to the parties. No amendment or modification of this Agreement or any covenant, condition or limitation shall be valid unless in writing and duly executed by the parties to this Agreement.

                                   ARTICLE V

               BOARD OF DIRECTOR AND EXECUTIVE COMMITTEE SERVICE

              At the first meeting of the Board of Directors of BB&T following the date hereof, Sasser will be appointed to BB&T's Board of Directors, which appointment will continue for so long as Sasser is willing and able to serve and until the next annual meeting of shareholders of BB&T. Sasser will also at such meeting be appointed as a member of the Executive Committee of BB&T's Board of Directors. Thereafter, BB&T will use to best efforts, subject to the fiduciary duties of the members of the Nominating Committee and the other members of its Board of Directors, to nominate Sasser for election to BB&T's Board of Directors and to appoint him to the Executive Committee, in each case so that he will serve on the Board and Executive Committee until the normal retirement age for BB&T directors as established from time to time (currently age 70). Sasser will receive the normal compensation of an outside director or committee member with respect to these services.

                                  ARTICLE VI

                              GENERAL PROVISIONS

6.01.   Construction.
        ------------

              Headings and subheadings used in this Agreement have been inserted for convenience of reference only and shall be ignored in any construction of the provisions. If a provision of this Agreement is illegal or invalid, that illegality or invalidity does not affect other provisions in this Agreement.

6.02. Governing Law.
      -------------

          This Agreement shall be construed, enforced, and administered in accordance with the laws of the State of North Carolina (other than its choice of law rules), except to the extent that those laws are superseded by the laws of the United States of America.

6.03. Mitigation.
      ----------

          Sasser shall not be required to mitigate the amounts of any payments provide for in this Agreement by seeking other employment or otherwise, nor shall the amount of any such payment be reduced by any compensation earned by Sasser as the result of employment by another employer, subject to compliance by Sasser with the provisions of Sections 3.02 and 3.03.

6.04  Withholding.
      -----------

          All payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

6.05. Notice.
      ------

          For purposes of this Agreement, notices and all other communications shall be in writing. All notices to BB&T shall be directed to the attention of the Chief Executive Officer. Notices and communications are effective when personally delivered or sent by nationally recognized air courier, charges prepaid, addressed to the addressee at the addressee's last known address. Notices of change in address are effective only upon receipt.

6.06  Certain Expenses.
      ----------------

          In the event a dispute arises as to Sasser's entitlements to any rights or benefits hereunder, and thereafter Sasser incurs legal fees and other expenses, including court costs or arbitrator fees, in seeking to obtain or to enforce such rights or benefits, and Sasser prevails in obtaining or enforcing such rights or benefits through settlement, arbitration, judgment or otherwise, BB&T shall promptly pay Sasser's reasonable legal fees and expenses incurred in so enforcing this Agreement. Except to the extent provided in the preceding sentence, each party hereto shall pay its own legal fees and other expenses associated with any dispute.

6.07. Entire Agreement.
      ----------------

          This Agreement sets forth all of the promises, covenants, agreements, conditions and understandings between the parties to this Agreement with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, express or implied, oral or written, with respect thereto, except as contained herein. Specifically, without limitation, Sasser agrees that (i) this Agreement fulfills the obligations of BB&T with respect to him as set forth in that letter agreement between UCB and BB&T dated November 1, 1996, as amended and supplemented, (ii) the UCB Employment Agreement is terminated in its entirety effective on the date hereof, and he has no further rights or entitlements under the UCB Employment Agreement, and (iii) his employment with UCB is terminated and the benefits and payments herein are in full settlement of all obligations to him under the UCB Employment Agreement or otherwise arising out of his employment with UCB.

6.08.   Recitals.
        --------

               The Recitals to this Agreement shall form a part of this Agreement.

6.09.   Counterparts.
        ------------

               This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

6.10.   Contests and Audits.
        -------------------

               Sasser agrees that for tax purposes he shall report the payments made to him hereunder in a manner that is consistent with the tax treatment of such payments by BB&T. Sasser shall promptly notify BB&T in writing upon receipt of notice of any pending or threatened audit or assessment with respect to Sasser which may relate to the treatment of payments hereunder. BB&T shall have the right at its option and expense to exclusively control and have responsibility for the conduct of any audit, examination, proceeding or litigation (a "Contest") to the extent such Contest relates to the treatment of payments hereunder, but Sasser shall retain control of any other matter included in such Contest. BB&T agrees to notify Sasser reasonably in advance of any proposed settlement.



                           [signature page follows]

        IN WITNESS WHEREOF, BB&T, by its duly authorized officer and Sasser have hereunto set their hands as of the day and year first written above.


                                       BB&T CORPORATION


                                       By: /s/ John A. Allison, IV
                                          --------------------------------------
                                             John A. Allison, IV
                                             Chairman of the Board of Directors
                                             and Chief Executive Officer



                                       -----------------------------------------
                                              E. RHONE SASSER

        IN WITNESS WHEREOF, BB&T, by its duly authorized officer and Sasser have hereunto set their hands as of the day and year first written above.


                                       BB&T CORPORATION


                                       By:
                                          --------------------------------------
                                             John A. Allison, IV
                                             Chairman of the Board of Directors
                                             and Chief Executive Officer


                                       /s/ E. Rhone Sasser
                                       -----------------------------------------
                                              E. RHONE SASSER